Exhibit 99.1

BLACKLINE REVEALS CEO SUCCESSION PLAN

President & COO Marc Huffman appointed CEO as of Jan. 1st, 2021;

Founder Therese Tucker to serve as executive chair

LOS ANGELES – Aug. 6, 2020 – Accounting automation software leader BlackLine, Inc. (Nasdaq: BL) today announced that the board of directors has elected Marc Huffman as chief executive officer, effective January 1st, 2021. Mr. Huffman currently serves as president and chief operating officer. Therese Tucker, who has served as CEO since founding BlackLine in 2001, will continue to serve on the company’s board as executive chair.

A seasoned SaaS (Software-as-a-Service) executive with more than 25 years of experience driving growth at successful software companies, Huffman joined BlackLine in early 2018 as chief operating officer. He was named president in February 2020, leading the company’s worldwide sales, marketing, technology and all customer-facing organizations. Since Huffman joined, BlackLine has scaled its sales and customer success teams, strategically repositioned its go-to-market plan, completed a global reseller agreement with SAP, established a subsidiary in Japan, and entered into a number of strategic alliances with the world’s leading consulting and advisory firms.

Prior to BlackLine, Huffman served as president of worldwide sales and distribution at NetSuite. During his 14-year tenure, NetSuite grew from $3 million to $1 billion in annual revenue and became recognized as a global SaaS powerhouse.

“I’ve been so pleased with the leadership Marc has demonstrated over the past two and a half years, most recently driving our response to the COVID-19 pandemic – mitigating disruption to the business and our customers. Because of Marc’s leadership, skill set, cultural alignment and stellar performance, BlackLine is in a better position to grow and scale than ever before,” said Ms. Tucker. “I am incredibly proud of what we have achieved at BlackLine and believe Marc is the kind of leader I can trust to take our customer-centric values, vision and growth to the next level. I am also thrilled that in addition to providing strategic oversight as executive chair, I will now have more time to focus on the areas I love most – product innovation and customer success.”

The announced transition is part of a multi-year succession plan that has involved seeking potential successors, bringing the right person on board, seeing that person excel, and Tucker and Huffman working methodically together over several years to build out the leadership team and strategic growth plan and ensure values were aligned.

“I am ready and excited for this next step. BlackLine is a special place with a strong culture and I am looking forward to leading the company through its next phase of growth,” said Huffman. “We’ve got the team, the plan, and now we are focused on execution as we continue to scale the business and make BlackLine an indispensable platform for Finance & Accounting organizations globally.”

Commenting on the CEO and executive chair changes, John Brennan, BlackLine’s chairman of the board, said, “We are excited to announce Marc’s appointment as CEO. His experience successfully expanding and scaling NetSuite into new strategic and geographical markets is invaluable as BlackLine continues to penetrate what we believe is still an untapped market. Coupled with his proven track record at BlackLine we are confident that, under Marc’s leadership, the company’s momentum, growth and success will only accelerate.”

Mr. Brennan added, “Therese has been a strong and inspirational leader since she founded BlackLine just over 19 years ago. Her unwavering determination and commitment to both customers and employees has been the driving force behind the company’s incredible journey from start-up to global market leader. We look forward to having her serve as executive chair, a position in which she will continue to shape the future of the company she has built from the ground up.”

Upon Tucker’s assumption of the executive chair role, Brennan will serve as the board’s lead outside director.

About BlackLine

Companies come to BlackLine, Inc. (Nasdaq: BL) because their traditional manual accounting processes are not sustainable. BlackLine’s cloud-based solutions and market-leading customer service help companies move to modern accounting by unifying their data and processes, automating repetitive work, and driving accountability through visibility. BlackLine provides solutions for financial close management, accounting automation, and intercompany governance, helping large enterprises and midsize companies across all industries do accounting work better, faster, and with more control.

More than 3,100 customers trust BlackLine to help them close faster with complete and accurate results. The company is the pioneer and recognized Leader in Gartner’s 2019 Magic Quadrant for Cloud Financial Close Solutions. Based in Los Angeles, BlackLine also has regional headquarters in London, Singapore, and Sydney. For more information, please visit blackline.com.

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Media Contact:

BlackLine

Kimberly Uberti

Kimberly.uberti@blackline.com

Investor Relations Contact:

BlackLine

Alexandra Geller

Alex.geller@blackline.com